Exhibit (h)(23)

August         , 2006

JPMorgan Insurance Trust

522 Fifth Avenue

New York, NY 10036

Dear Sirs:

JPMorgan Investment Advisors Inc. and JPMorgan Funds Management, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse Portfolio expenses to the extent necessary to limit the total operating expenses for each Portfolio listed on Schedule A. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets indicated on Schedule A. This expense limitation does not include dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the JPMorgan Funds’ deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Portfolios will rely on this agreement in preparing and filings their registration statements on Form N-1A and in accruing the Portfolios’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Portfolios to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

JPMorgan Investment Advisors Inc.

JPMorgan Funds Management, Inc.

By:

Accepted by:
JPMorgan Insurance Trust

By:

SCHEDULE A

Fund Name	Fiscal Year End	Effective Expense Cap on Total Operating Expenses	Expense Cap Period End
JPMorgan Insurance Trust Core Bond Portfolio – Class 2	December 31	0.85%
JPMorgan Insurance Trust Diversified Equity Portfolio – Class 2	December 31	1.05%
JPMorgan Insurance Trust Diversified Mid Cap Growth Portfolio – Class 2	December 31	1.15%
JPMorgan Insurance Trust International Equity Portfolio – Class 2	December 31	1.28%
JPMorgan Insurance Trust Intrepid Mid Cap Portfolio – Class 2	December 31	1.15%
JPMorgan Insurance Trust Large Cap Growth Portfolio – Class 2	December 31	1.15%
JPMorgan Insurance Trust Large Cap Value Portfolio – Class 2	December 31	1.03%
JPMorgan Insurance Trust Small Cap Equity Portfolio – Class 2	December 31	1.28%